                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): July 1, 1999



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



         Delaware                   1-10662                75-2347769
(State or other jurisdiction    (Commission File          (IRS Employer
     of incorporation)              Number)            Identification No.)



  810 Houston Street, Suite 2000, Fort Worth, Texas            76102
      (Address of principal executive offices)               (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.

     On July 1, 1999, Cross Timbers Oil Company ("Cross Timbers") and Lehman Brothers Holdings, Inc. ("Lehman Brothers") completed the previously announced acquisition of the common stock of Spring Holding Company ("Spring"), a private oil and gas company located in Tulsa, Oklahoma, for $39.3 million cash and 4 million shares of Cross Timbers' common stock, totaling $85 million. Cross Timbers and Lehman Brothers each own 50% of a limited liability company that acquired the common stock of Spring and have equal board representation and control of the limited liability company and Spring. Cross Timbers issued 4 million shares of its common stock at an agreed value of $11.425 per share and received $3.2 million in cash. Lehman Brothers contributed $42.5 million in cash and will give Cross Timbers an opportunity to acquire its 50% equity interest at a later date.

     The acquired interests consist of about 1,400 producing wells on 340,000 net acres located primarily in the Arkoma Basin of Arkansas and Oklahoma.
Spring estimates proved reserves at December 31, 1998 to be 264 billion cubic feet of natural gas equivalent, of which 99% is natural gas. Cross Timbers ascribes $20 million in value to non-producing assets including Mega Natural Gas Company, L.L.C., a gas gathering and marketing company, other compression and gathering assets, undeveloped acreage and other assets. At closing, Spring's debt totaled $148 million.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CROSS TIMBERS OIL COMPANY


Date: July 8, 1999                      By: BENNIE G. KNIFFEN
                                            -----------------------------
                                            Bennie G. Kniffen
                                            Senior Vice President
                                              and Controller

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